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SOUTHERN COPPER CORPORATION ISSUED $2.0 BILLION UNSECURED NOTES

Phoenix, April 24, 2015 - Southern Copper Corporation (NYSE and LSE: SCCO) announced today that it has completed a public offering of US$2.0 billion aggregate principal amount of notes, consisting of US$500 million 3.875% Notes due 2025 and US$1.5 billion 5.875% Notes due 2045. These notes are general unsecured obligations of Southern Copper Corporation and rank equally with all of its existing and future unsecured and unsubordinated debt.

The proceeds of this offering will be used for general corporate purposes, including the financing of our capital expenditure program.

Southern Copper Corporation is one of the largest integrated copper producers in the world and we believe we currently have the largest copper reserves in the industry. The Company is a NYSE and Lima Stock Exchange listed company that is 86.1% owned by Grupo Mexico, a Mexican company listed on the Mexican stock exchange. The remaining 13.9% ownership interest is held by the international investment community. The Company operates mining units and metallurgical facilities in Mexico and Peru and conducts exploration activities in Argentina, Chile, Ecuador, Mexico and Peru.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of the jurisdiction.